Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SYSTEM1, INC.

System1, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation recommending and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Section 17(y) of the Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“(y) “OpCo” means S1 Holdco, LLC, a Delaware limited liability company (“Existing OpCo”), or any successor thereto (including, without limitation, any new holding entity which becomes the parent of Existing OpCo, and whose equity interests have substantially the same rights and are subject to substantially the same terms and conditions as the equity interests of Existing OpCo).”

RESOLVED, that Section 17(z) of the Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“(z) “OpCo Operating Agreement” means the limited liability company operating agreement (or equivalent governing document) of OpCo, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.”

SECOND: That, at an annual meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

THIRD: That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

Exhibit 3.1
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 11th day of June, 2024.

SYSTEM1, INC., a Delaware corporation

By: /s/ Michael Blend
Name: Michael Blend
Title: Chairman and Chief Executive Officer